Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of RocketFuel Blockchain, Inc. on Form S-1 of our report dated June 26, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern relating to the financial statements of RocketFuel Blockchain, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ Prager Metis CPA’s LLP

Hackensack, New Jersey

March 30, 2021